Exhibit 99.1

For more information, contact:

John M. Matovina, Chief Executive Officer
(515) 457-1813, jmatovina@american-equity.com

Ted M. Johnson, Chief Financial Officer
(515) 457-1980, tjohnson@american-equity.com

FOR IMMEDIATE RELEASE	Debra J. Richardson, Chief Administrative Officer
February 12, 2014	(515) 273-3551, drichardson@american-equity.com

Julie L. LaFollette, Director of Investor Relations
(515) 273-3602, jlafollette@american-equity.com
American Equity Reports Fourth Quarter 2013 Results

WEST DES MOINES, Iowa (February 12, 2014) - American Equity Investment Life Holding Company (NYSE: AEL), a leading underwriter of index and fixed rate annuities, today reported fourth quarter 2013 net income of $51.0 million, or $0.64 per diluted common share, compared to fourth quarter 2012 net income of $36.4 million, or $0.55 per diluted common share.
Non-GAAP operating income1 for the fourth quarter of 2013 was $39.8 million, or $0.50 per diluted common share, compared to fourth quarter 2012 non-GAAP operating income1 of $30.9 million, or $0.47 per diluted common share.
The diluted share count for fourth quarter 2013 was 79.0 million shares compared to 65.9 million shares for the fourth quarter of 2012. This increase was attributable to the shares issued during the year for retirement of convertible notes and the exercise of stock options and greater dilution from convertible notes, warrants and stock options because the Company’s common stock price was substantially higher in the fourth quarter of 2013 compared to the fourth quarter of 2012.

Highlights for the fourth quarter of 2013 include:

▪	Annuity sales (before coinsurance) were $1.094 billion compared to third quarter 2013 annuity sales of $1.054 billion.

▪	Total invested assets were $30.3 billion (amortized cost basis = $29.6 billion).

1
In addition to net income, we have consistently utilized operating income and operating income per common share - assuming dilution, non-GAAP financial measures commonly used in the life insurance industry, as economic measures to evaluate our financial performance. See accompanying tables for reconciliations of net income to operating income and descriptions of reconciling items. See Company’s Annual Report on Form 10-K for a more complete discussion of the reconciling items and their impact on net income for the periods presented. Because these items fluctuate from period to period in a manner unrelated to core operations, we believe measures excluding their impact are useful in analyzing operating trends. We believe the combined presentation and evaluation of operating income together with net income, provides information that may enhance an investor’s understanding of our underlying results and profitability.

▪	Investment spread was 2.73% compared to 2.80% for the third quarter of 2013.

▪	Risk-based capital (RBC) ratio at December 31, 2013 remained above target at 344% compared to 332% at December 31, 2012.

▪	Book value per share (excluding accumulated other comprehensive income) was $18.75 at December 31, 2013 compared to $18.81 at September 30, 2013 and $16.49 at December 31, 2012.

▪
Paid annual cash dividend of $0.18 per share, a 20% increase from the previous year. This marks the 15th consecutive year a cash dividend has been paid and the 10th consecutive year the Company has increased the annual cash dividend amount.

SOLID QUARTER CAPS YEAR OF EXCELLENT PERFORMANCE
Commenting on results and the outlook for American Equity, David J. Noble, founder and Executive Chairman said: “Our fourth quarter financial performance capped off a year in which our net income and operating income1 as well as the related diluted per share amounts were record highs. 2013 was a year during which we delivered 14% growth in assets under management, sustained a double-digit return on average equity, and increased the cushion to our targeted regulatory capital ratio. Importantly for both our policyholders and shareholders, we achieved this success while conservatively managing our risks and financial profile.”
Noble continued, “American Equity is well positioned to capitalize on the growing demand for guaranteed retirement savings and income products, and we expect our invested assets and earnings to continue to grow in the periods ahead. Our value proposition to our policyholders and distribution partners is strong and we are always striving to improve in every element of our operations. Even with a more competitive sales environment, we are optimistic that 2014 will be another successful and rewarding year for us.”

SPREAD ESSENTIALLY FLAT DESPITE PRESSURE FROM NEW INVESTMENT YIELDS
    American Equity’s investment spread of 2.73% for the fourth quarter of 2013 decreased slightly compared to 2.80% for the third quarter of 2013. Spread performance was impacted by the average yield on invested assets, which declined 0.05% when compared to the third quarter of 2013, due to the investment of new premiums and portfolio cash flows at rates below the portfolio rate. The average yield on invested assets was 4.97% for the fourth quarter of 2013, compared to 5.02% for the third quarter of 2013, while the average yield on fixed income securities purchased and commercial mortgage loans funded in the fourth quarter of 2013 was 4.48%, compared to an average yield of 4.37% in the third quarter of 2013 and 3.49% and 3.48% in the first two quarters of 2013.

The aggregate cost of money for annuity liabilities was 2.24% in the fourth quarter of 2013 compared to 2.22% in the third quarter of 2013. Although the Company continued to reduce its cost of money through lower crediting rates, progress in the fourth quarter was offset by hedging results. The 0.02% increase in the aggregate cost of money for annuity liabilities was directly attributable to hedging results which swung from 0.03% of over hedging benefit in the third quarter of 2013 to 0.03% of under hedging cost in the fourth quarter of 2013.
Commenting on investment spread, John Matovina, Chief Executive Officer and President said: “In today’s low rate environment, we expect the portfolio yield to be under pressure from lower reinvestment rates and have been reducing crediting rates as appropriate to manage our investment spread. However, in the fourth quarter, our hedging results negated the benefit obtained from the reductions in crediting rates. As we caution regularly, our challenge with hedging index linked interest for our fixed index annuities is estimating policyholder behavior in order to match the volume of hedges to the policy obligations. Historically, we have managed to an over hedged outcome, but we occasionally have a quarter where we are under hedged. The under hedged outcome for the fourth quarter of 2013 was in part magnified by the strong equity market returns.”

LONG-TERM BENEFIT FROM REDUCED EXPOSURE TO CONVERTIBLE DEBT
During the quarter, the Company retired $156 million aggregate principal amount of its two outstanding convertible debt instruments via public and private exchange offers with holders of the convertible notes. The total consideration paid by the Company included $191 million of cash and 5,273,079 shares of the Company’s common stock. In the short-term these convertible debt retirements negatively impacted fourth quarter net income and book value per share. However, the Company believes the retirements will provide meaningful long-term benefit by eliminating potential additional dilution from further increases in the Company’s stock price.
At December 31, 2013, the Company had approximately $206 million of net proceeds from its $400 million 6.625% Senior Notes due 2021 offering available for future retirement of the convertible notes and intends to use these remaining net proceeds to tender for, redeem or repurchase the $160 million aggregate principal amount of convertible notes that were outstanding at December 31, 2013. The form and timing of any such activity will be dependent upon market conditions and other factors and there can be no assurance that any such transactions can be completed prior to the December 2014 call date for the 5.25% convertible notes or the September 2015 maturity date for the 3.50% convertible notes.

CLASS ACTION LITIGATION
Fourth quarter 2013 net income and non-GAAP operating income1 include $4.7 million of surrender charges deducted from California policyholders surrendering their policies as a condition of receiving certain benefits in a national class action lawsuit settlement. The impact, after related adjustments to amortization of deferred sales inducements and deferred policy acquisition costs and income taxes, increased net income by $1.9 million and non-GAAP operating income1 by $2.0 million (each $0.02 per diluted common share).
Fourth quarter 2013 net income includes $4.2 million of expense from recognizing an increase in the estimated class action litigation reserve based upon developments in the claim process for settlement of the class action litigation and third party costs incurred during the quarter associated with administration of the settlement, which after related adjustments to amortization of deferred sales inducements and deferred policy acquisition costs and income taxes, decreased net income by $1.9 million ($0.02 per diluted common share).

CAUTION REGARDING FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks and uncertainties. Statements such as “guidance”, “expect”, “anticipate”, “believe”, “goal”, “objective”, “target”, “may”, “should”, “estimate”, “projects” or similar words as well as specific projections of future results qualify as forward-looking statements. Factors that may cause our actual results to differ materially from those contemplated by these forward looking statements can be found in the company’s Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.

CONFERENCE CALL
American Equity will hold a conference call to discuss fourth quarter 2013 earnings on Thursday, February 13, 2014, at 9:00 a.m. CST. The conference call will be webcast live on the Internet. Investors and interested parties who wish to listen to the call on the Internet may do so at www.american-equity.com.

The call may also be accessed by telephone at 800-591-6942, passcode 55486110 (international callers, please dial 617-614-4909). An audio replay will be available shortly after the call on AEL’s website. An audio replay will also be available via telephone through March 6, 2014 at 1-888-286-8010, passcode 80125803 (international callers will need to dial 617-801-6888).

ABOUT AMERICAN EQUITY
American Equity Investment Life Holding Company, through its wholly-owned operating subsidiaries, is a full service underwriter of fixed annuity and life insurance products, with a primary emphasis on the sale of index and fixed rate annuities. American Equity Investment Life Holding Company, a New York Stock Exchange Listed company (NYSE: AEL), is headquartered in West Des Moines, Iowa. For more information, please visit www.american-equity.com.

###

American Equity Investment Life Holding Company

Consolidated Statements of Operations (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
	(Dollars in thousands, except per share data)
Revenues:
Premiums and other considerations (a)	$10,838	$15,890	$45,347	$76,675
Annuity product charges	32,148	23,830	103,591	89,006
Net investment income	363,947	321,160	1,383,927	1,286,923
Change in fair value of derivatives	444,985	(48,266)	1,076,015	221,138
Net realized gains (losses) on investments, excluding other than temporary impairment ("OTTI") losses	16,364	1,471	40,561	(6,454)
OTTI losses on investments:
Total OTTI losses	—	(3,255)	(4,964)	(5,411)
Portion of OTTI losses recognized from other comprehensive income	—	(6,132)	(1,270)	(9,521)
Net OTTI losses recognized in operations	—	(9,387)	(6,234)	(14,932)
Loss on extinguishment of debt	(30,988)	—	(32,515)	—
Total revenues	837,294	304,698	2,610,692	1,652,356

Benefits and expenses:
Insurance policy benefits and change in future policy benefits (a)	13,279	17,658	53,071	81,481
Interest sensitive and index product benefits (a)	390,956	287,094	1,272,867	808,479
Amortization of deferred sales inducements	69,121	36,798	253,113	87,157
Change in fair value of embedded derivatives	142,881	(179,379)	133,968	286,899
Interest expense on notes payable	11,885	7,271	38,870	28,479
Interest expense on subordinated debentures	3,027	3,074	12,088	13,458
Amortization of deferred policy acquisition costs	99,934	59,833	365,468	164,919
Other operating costs and expenses	26,886	18,710	91,915	95,495
Total benefits and expenses	757,969	251,059	2,221,360	1,566,367
Income before income taxes	79,325	53,639	389,332	85,989
Income tax expense	28,367	17,242	136,049	28,191
Net income	$50,958	$36,397	$253,283	$57,798

Earnings per common share	$0.73	$0.58	$3.86	$0.94
Earnings per common share - assuming dilution	$0.64	$0.55	$3.38	$0.89

Weighted average common shares outstanding (in thousands):
Earnings per common share	69,416	62,856	65,544	61,259
Earnings per common share - assuming dilution	79,041	65,897	75,041	65,676

(a)
During the fourth quarter of 2013, the Company made an immaterial correction in the presentation of premiums, insurance policy benefits and change in future policy benefits and interest sensitive and index product benefits related to life contingent immediate annuities. We have revised the 2012 consolidated statements of operations above to be consistent with the 2013 presentation. These changes had no impact on the Company's consolidated balance sheets, net income or stockholders' equity.

American Equity Investment Life Holding Company

NON-GAAP FINANCIAL MEASURES
In addition to net income, we have consistently utilized operating income and operating income per common share - assuming dilution, non-GAAP financial measures commonly used in the life insurance industry, as economic measures to evaluate our financial performance. Operating income equals net income adjusted to eliminate the impact of net realized gains and losses on investments including net OTTI losses recognized in operations, fair value changes in derivatives and embedded derivatives, loss on extinguishment of debt and changes in litigation reserves. Because these items fluctuate from quarter to quarter in a manner unrelated to core operations, we believe measures excluding their impact are useful in analyzing operating trends. We believe the combined presentation and evaluation of operating income together with net income provides information that may enhance an investor’s understanding of our underlying results and profitability.
Reconciliation from Net Income to Operating Income (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
	(Dollars in thousands, except per share data)
Net income	$50,958	$36,397	$253,283	$57,798
Adjustments to arrive at operating income:
Net realized investment (gains) losses, including OTTI (a)	(6,214)	2,825	(11,702)	8,648
Change in fair value of derivatives and embedded derivatives - index annuities (a)	(23,419)	(8,286)	(98,704)	31,246
Change in fair value of derivatives and embedded derivatives - debt (a)	(4,290)	(31)	(1,192)	2,915
Litigation reserve (a)	1,988	—	19	9,580
Extinguishment of debt (a)	20,823	—	21,716	—
Operating income (a non-GAAP financial measure)	$39,846	$30,905	$163,420	$110,187
Per common share - assuming dilution:
Net income	$0.64	$0.55	$3.38	$0.89
Adjustments to arrive at operating income:
Net realized investment (gains) losses, including OTTI	(0.08)	0.04	(0.16)	0.13
Change in fair value of derivatives and embedded derivatives - index annuities	(0.30)	(0.12)	(1.31)	0.48
Change in fair value of derivatives and embedded derivatives - debt	(0.05)	—	(0.02)	0.04
Litigation reserve	0.03	—	—	0.15
Extinguishment of debt	0.26	—	0.29	—
Operating income (a non-GAAP financial measure)	$0.50	$0.47	$2.18	$1.69

(a)
Adjustments to net income to arrive at operating income are presented net of income taxes and where applicable, are net of related adjustments to amortization of deferred sales inducements (DSI) and deferred policy acquisition costs (DAC).

American Equity Investment Life Holding Company

NON-GAAP FINANCIAL MEASURES
Average Stockholders' Equity and Return on Average Equity
Return on equity measures how efficiently we generate profits from the resources provided by our net assets.  Return on equity is calculated by dividing net income and operating income for the trailing twelve months by average equity excluding average accumulated other comprehensive income ("AOCI").

Twelve Months Ended
December 31, 2013
(Dollars in thousands)
Average Stockholders' Equity [1]
Average equity including average AOCI	$1,552,462
Average AOCI	(366,502)
Average equity excluding average AOCI	$1,185,960

Net income	$253,283
Operating income	163,420

Return on Average Equity Excluding Average AOCI
Net income	21.36%
Operating income	13.78%
1 - simple average based on stockholders' equity at beginning and end of the twelve month period.